Exhibit 10(a)
Amendments to Long-Term Incentive Compensation Plan
The Wells Fargo & Company Long-Term Incentive Compensation Plan is amended effective as of January 1, 2008 as set forth below. None of these amendments shall apply to Awards and to portions of Awards that were outstanding and vested prior to January 1, 2005. As indicated below, some of these amendments shall apply only to Awards granted on or after January 1, 2008.
1. The following new definition is inserted in Section 2.1, and all subsequent definitions in that section are relettered accordingly:
(bb)	“Specified Employee” means a Participant who is a “specified employee” within the meaning of Treas. Reg. §1.409A-1(i), as determined in a uniform manner by the Company or its duly authorized representative for purposes of this Plan and all other nonqualified deferred compensation plans maintained by the Company and its affiliates.
2. The following is substituted for the third sentence of Section 6.5:
Payment shall be made in a single lump sum on such date after the end of the applicable Performance Cycle as the Committee establishes at the time the Award is granted, subject to such terms and conditions and in such form as may be prescribed by the Committee. The payment date so established by the Committee shall not be later than March 1 of the year after the year in which the Performance Cycle ends.
3. The phrase “or Restricted Share Rights,” is deleted from the last sentence of Section 6.5.
4. With respect to Awards granted on or after January 1, 2008 only, the following new sentence is added at the end of Section 9.2:
Notwithstanding anything in this Section 9.2 to the contrary, settlement of Restricted Share Rights shall be completed not later than March 1 of the year after the year in which the vesting restrictions lapse on such Restricted Share Rights.
5. The following is added at the end of Section 9.3:
Any dividend equivalents payable pursuant to this Section 9.3 shall be paid no later than March 1 of the year after the year in which the applicable dividend record date occurs.
6. With respect to Awards granted on or after January 1, 2008 only, Section 9.4 is revised to read as follows:
9.4     Termination of Employment. Unless the Committee provides otherwise:
(a)	Due to Death or Disability. If a Participant ceases to be an Employee by reason of the Participant’s death or permanent disability, all restrictions on the Restricted Share Rights of the Participant shall lapse in accordance with the terms of the Award as determined by the Committee.

(b)	Due to Reasons Other Than Death or Disability. If a Participant ceases to be an Employee for any reason other than death or permanent disability, all Restricted Share Rights of the Participant and all rights to receive dividend equivalents thereon shall immediately terminate without notice of any kind and shall be forfeited by the Participant.
7. The following new Section 9.5 is added:
9.5     Settlement of Rights Granted Prior to January 1, 2008. Notwithstanding anything in this Section 9 or in the applicable Award Agreements to the contrary, Restricted Share Rights granted prior to January 1, 2008 that are outstanding on or after that date and that were not earned and vested prior to January 1, 2005 (“Transition Awards”) shall be subject to the following terms and conditions:
(a)	Settlement of the portion of a Transition Award that vests on a scheduled vesting date shall occur on that scheduled vesting date unless earlier payment is required pursuant to subsection (d) below. Consistent with the regulations under Code §409A, payment shall be treated as made on the scheduled vesting date if it is actually made not later than the later of (i) December 31 of the year in which the scheduled vesting date occurs or (ii) the fifteenth day of the third month after the month in which the scheduled vesting date occurs.

(b)	If a Participant ceases to be an Employee by reason of Retirement prior to the scheduled vesting date for any portion of a Transition Award and the Transition Award provides for earlier vesting due to Retirement, the Restricted Share Rights granted by such portion shall be settled prior to the scheduled vesting date only if the Participant’s termination of employment is a “separation from service” within the meaning of Treas. Reg. §1.409A-1(h).

(c)	If a Participant ceases to be an Employee by reason of permanent disability prior to the scheduled vesting date for any portion of a Transition Award, the Restricted Share Rights granted by such portion shall be settled prior to the scheduled vesting date only if the Participant’s termination of employment is a “separation from service” within the meaning of Treas. Reg. §1.409A-1(h) or if the Participant is considered disabled within the meaning of Treas. Reg. §1.409A-3(i)(4).

(d)	If a Participant’s employment terminates due to death, due to a Retirement that qualifies for early settlement as provided in subsection (b) above, or due to a permanent disability that qualifies for early settlement as provided in subsection (c) above, the portions of the Participant’s outstanding Transition Awards that have a scheduled vesting date later than the July 1 next following the date on which the Participant’s employment terminates shall be paid on such July 1; provided, however, that if:
(i)	the Participant’s employment termination is due to the Participant’s “separation from service” within the meaning of Treas. Reg. §1.409A-1(h) and is not due to the Participant’s death or disability (within the meaning of Treas. Reg. §1.409A-3(i)(4)); and

(ii)	such July 1 is less than six months after the date of the Participant’s “separation from service”; and

(iii)	at the time of his or her “separation from service” the Participant is a Specified Employee; then the Participant’s outstanding Transition Awards shall be settled on the earlier of their scheduled vesting date or six months after the date of the Participant’s “separation from service”.
(e)	Notwithstanding the foregoing provisions of this Section 9.5, if a Participant elected pursuant to Section 22 to defer delivery of any vested Shares payable pursuant to a Transition Award, such Shares shall be delivered in accordance with the terms and conditions set forth in Appendix A to this Plan.
8. The following is added at the end of Section 10.2:
The terms and conditions of any substitute or replacement award shall meet all requirements necessary to prevent such substitute or replacement awards from being treated as the grant of a new stock right or a change in the form of payment within the meaning of the final regulations under Code §409A.
9. The following is added at the end of Section 11.2:
The terms and conditions of any substitute or replacement award shall meet all requirements necessary to prevent such substitute or replacement awards from being treated as the grant of a new stock right or a change in the form of payment within the meaning of the final regulations under Code §409A.
10. The following new Section 13.3 is added:
13.3	Notwithstanding anything in this Section 13 to the contrary, if any portion of an Award that is subject to Code §409A may be distributed upon the event of a Participant’s termination of employment (including but not limited to a termination of employment that qualifies as a Retirement), the Participant will be deemed to have a termination of employment with respect to such portion of the Award if and only if the Participant has a “separation from service” within the meaning of Treas. Reg. §1.409A-1(h).

11. The following is added at the end of Section 14:
Notwithstanding anything in this Section 14 to the contrary, payment of the portion of any Award that is subject to Code §409A shall not be accelerated pursuant to this Section 14 unless the event also qualifies as a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Treas. Reg. §1.409A-3(i)(5)(a “qualifying event”). In the event payment of Shares attributable to Restricted Share Rights is accelerated pursuant to this Section 14, such payment shall be made 30 days after the qualifying event.
12. The following is added at the end of Section 15:
Notwithstanding anything in this Section 15 to the contrary:
(A)     This Section 15 shall apply to Restricted Share Right, Performance Share or Performance Unit Awards granted on or after January 1, 2007 without regard to whether the Participant ceased to be an Employee due to Retirement.
(B)     Payment of the portion of any Restricted Share Right, Performance Share or Performance Unit Award that is subject to Code §409A shall not be accelerated pursuant to this Section 15 unless the changes in the Board also qualify as a change in the effective control of the Company within the meaning of Treas. Reg. §1.409A-3(i)(5)(vi).
(C)     Except as provided in (D) below, Shares attributable to Restricted Share Rights that are payable to a Participant pursuant to this Section 15 shall be paid 30 days after the Participant’s termination of employment.
(D)     Notwithstanding (C) above, the portion of any Restricted Share Right, Performance Share or Performance Unit Award that is subject to Code §409A and becomes payable to an employee pursuant to this Section 15 shall be paid six months after the date of such termination of employment if the employee is a Specified Employee.
13. Section 22 is amended to read as follows:
22.	Deferral of Payments. With respect to Awards granted before January 1, 2008, the Committee may provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Share Rights, or in payment or satisfaction of an Award of Performance Shares or Performance Units. The terms and conditions of any such deferred delivery occurring on or after January 1, 2008, and of any deferral election made on or after such date, shall be as set forth in the applicable Award Agreement and deferral election form, subject, however, to the terms and conditions set forth in Appendix A to this Plan. This section shall not apply and no right to defer delivery shall be given with respect to Awards granted on or after that date.

14. A new subsection (d) is added to Section 25:
(d)	Any adjustment to Options or Stock Appreciation Rights made pursuant to this Section 25 shall satisfy all requirements necessary to prevent the adjusted Awards from being treated as the grant of a new stock right or a change in the form of payment within the meaning of the final regulations under Code §409A.
15. A new Section 26 is added:
26.     Severability. If any provision of this Plan is determined to be illegal or invalid (in whole or in part) for any reason, or if the Plan Administrator cannot reasonably interpret any provision so as to avoid violation of Code §409A or constructive receipt of compensation under this Plan before the actual receipt of such compensation, this Plan shall be construed and enforced as if the provision had not been included.
16. A new Section 27 is added:
27.     Interpretation. This Plan, as amended, is intended to satisfy the requirements of Code §409A and applicable guidance thereunder with respect to compensation payable pursuant to this Plan that was not outstanding and vested prior to January 1, 2005. It is not intended to materially modify the terms and conditions applicable to any other amounts payable pursuant to this Plan. This Plan shall be construed and administered accordingly.
17. A new Section 28 is added:
28.     No Representation Made Regarding Code §409A Compliance. Notwithstanding any other provision in the Plan, the Company makes no representations that the Awards granted under the Plan shall be exempt from or comply with Code §409A and makes no undertaking to preclude Code §409A from applying to Awards granted under the Plan.
18. A new Appendix A is added:
APPENDIX A
The following terms and conditions shall apply to the deferred delivery of Shares attributable to Restricted Share Rights granted prior to January 1, 2008, to the extent such Restricted Share Rights were not earned and vested prior to January 1, 2005.
1.     Deferral Elections. A Participant who wishes to defer the receipt of Shares payable pursuant to Restricted Share Rights must file an irrevocable deferral election, subject to the following:
(a)	Separate deferral elections shall be required for the Restricted Share Rights granted pursuant to each Award.

(b)	A deferral election must apply to all of the Restricted Share Rights that are scheduled to vest in a single calendar year under an Award.

(c)	The deferral election must be completed and filed more than 12 months prior to the date on which the affected Restricted Share Rights are scheduled to vest, unless the deferral election is made prior to January 1, 2009, in which case the deferral election may be filed at any time prior to the year in which the Restricted Share Rights are scheduled to vest. Deferral elections made on or after January 1, 2009 will not take effect until 12 months after they are made and shall be void if the Participant’s employment terminates before the end of such 12-month period.

(d)	The deferral election shall indicate the affected Award, the calendar year in which the affected Restricted Share Rights under the indicated Award are scheduled to vest, and the calendar year in which the Shares payable pursuant to the affected Restricted Share Rights are to be paid (the “payment calendar year”). The payment calendar year shall not be later than the calendar year that includes the 10th anniversary of the affected Restricted Share Rights’ vesting date. With respect to elections made after December 31, 2008, the payment calendar year for Restricted Share Rights vesting prior to July 1st shall not be earlier than the year that includes the 5th anniversary of the calendar year in which the affected Restricted Share Rights will vest, and the payment calendar year for Restricted Share Rights vesting on or after July 1st shall not be earlier than the year that includes the 6th anniversary of the calendar year in which the affected Restricted Share Rights will vest.
2.	Payment.
(a)	Except as otherwise provided in this Section 2, Shares deferred pursuant to an election made in accordance with Section 1 above shall be distributed in July of the elected payment calendar year.

(b)	Notwithstanding the payment calendar year elected by a Participant:
(i)	If (ii) below does not apply and the Participant has a “separation from service” with respect to the Company and its affiliates within the meaning of Treas. Reg. §1.409A-1(h), or the Participant dies prior to such a separation from service, the Shares deferred pursuant to a Participant’s deferral elections shall be paid in the first July following such separation from service or death; provided, however, that if:
(A)	the Participant’s employment termination is due to the Participant’s “separation from service” and not the Participant’s death; and

(B)	the first day of such first July is less than six months after the date of the Participant’s “separation from service”; and

(C)	at the time of his or her “separation from service” the Participant is a Specified Employee;

then the deferred Shares shall be paid six months after the date of the Participant’s “separation from service”.

(ii)	If the Participant has a separation from service that qualifies as a Retirement, the Shares deferred pursuant to the Participant’s deferral elections shall be paid in July of the year after the year in which the Participant’s separation from service occurs.
Form of Non-Qualified Stock Option Agreement for Grant to Richard M. Kovacevich on February 26, 2008
WELLS FARGO & COMPANY LONG-TERM INCENTIVE COMPENSATION PLAN
NON-QUALIFIED STOCK OPTION AGREEMENT FOR
FEBRUARY 26, 2008 GRANT TO RICHARD M. KOVACEVICH

Grant Date:	02/26/2008	Expiration Date:	02/26/2018

Number of Shares:	2,000,000	Exercise Price:	$31.40
1.     Grant of Option. Wells Fargo & Company (the “Company”) has granted to you an option (“Option”) to purchase 2,000,000 shares (the “Shares”) of Wells Fargo & Company common stock (“Common Stock”). The Option is granted subject in all respects to the terms of the Company’s Long-Term Incentive Compensation Plan (the “Plan”).
2.     Term, Vesting and Exercise of Option. The term of this Option commences on 02/26/2008 and, except as provided in paragraph 3 below, ends on 02/26/2018. Except as provided in paragraph 3 below, this Option becomes exercisable (“vests”) in full on 02/26/2011 (“vesting date”) provided that beginning immediately after you cease to be an Employee and continuing until the vesting date you satisfy each of the following conditions (“vesting conditions”): (i) you are available on a reasonable basis for consultation with management and to represent the Company with customers, the community and team members, (ii) you comply with the terms of the attached Wells Fargo Agreement Regarding Trade Secrets, Confidential Information, And Non-Solicitation, and (iii) you do not perform services as an employee, consultant or otherwise for a company or firm that is included in the Company’s “Peer Group” as such term is defined in the Company’s proxy statement for its 2007 annual stockholders’ meeting filed under the Securities Exchange Act of 1934 and as such term may be updated in a proxy statement for a subsequent annual stockholders’ meeting. To exercise all or part of the Option you must complete the exercise in a manner authorized by the Company and deliver payment as described herein of the exercise price and all applicable withholding taxes. You must pay the exercise price on the day you exercise the Option (a) in cash, (b) in whole shares of Common Stock valued at their Fair Market Value, or (c) by delivering irrevocable instructions to a broker to promptly deliver to the Company the amount of the exercise price and all applicable withholding taxes (a “cashless exercise”), unless you are an executive officer of the Company and such cashless exercise is prohibited by the Sarbanes-Oxley Act of 2002. If Stock is used to pay the exercise price (“swap transaction”), the Stock used (i) must have been owned by you for at least six months prior to the date of exercise or purchased by you in the open market; and (ii) must not have been used in a stock-for-stock swap transaction within the preceding six months. You shall not have any rights as a stockholder with respect to the Shares of Common Stock subject to the Option until you have exercised the Option for such Shares.
3.     Disability, Death or Discharge for Cause. If you become permanently disabled (as determined by the Committee) before the vesting date, the Option is immediately vested and exercisable and will remain exercisable until the Option expires or until one year after your date of death, whichever occurs first. If you die before the vesting date, the Option is immediately vested and exercisable and will remain exercisable until one year after your date of death. In the event of your death, whether before or after vesting, your Beneficiary as determined in accordance with the Plan may exercise the Option until one year after your date of death or until the Option expires, whichever occurs first. If before the vesting date you fail to satisfy any vesting condition in accordance with paragraph 2, the Option will expire immediately. If you are discharged as an Employee for cause, the Option will expire immediately.
4.     Compliance and Withholding Taxes. The issuance of Shares upon the exercise of the Option shall be subject to compliance by the Company and you with all applicable requirements of law relating thereto, including withholding tax obligations, and with all applicable regulations of any stock exchange on which the Common Stock may be listed at the time of such issuance. You agree to satisfy all withholding tax obligations applicable to the acquisition of Shares under the Option or the disposition of such Shares that the Company deems necessary. Income taxes are computed based on the difference between the Fair Market Value of the Shares acquired as of the date of exercise and the exercise price for those Shares. Taxes may be paid either in cash or, if you elect, by having the Company withhold from the Shares to be issued a number of Shares (valued at their Fair Market Value as of the date of exercise) necessary to satisfy the taxes. The Company is not obligated to exercise the Option and/or deliver the Shares until all payment obligations are met.
5.     Nontransferability of Option. Unless the Committee provides otherwise, (i) no rights under the Option will be assignable or transferable, and neither you nor your Beneficiary will have any power to anticipate, alienate, dispose of, pledge or encumber any rights under the Option, and (ii) the rights and the benefits of the Option may be exercised and received during your lifetime only by you or your legal representative.
6.     No Agreement for the Company to Continue Your Employment. Nothing in this Agreement gives you any right to continued employment and the Company may terminate you at any time for any reason.
7.     General Restrictions. The Company may delay the exercise of the Option if it determines that (a) the Shares subject to the Option should be listed, registered or qualified on any securities exchange or under any law, or (b) the consent of a regulatory body is desirable.
8.     Additional Provisions and Interpretation of this Agreement. This Agreement is subject to the provisions of the Plan. Capitalized terms not defined in this Agreement are used as defined in the Plan. If the Plan and this Agreement are inconsistent, provisions of the Plan will govern. Interpretations of the Plan and this Agreement by the Committee are binding on you and the Company.
Wells Fargo Agreement Regarding
Trade Secrets, Confidential Information, And
Non-Solicitation
I. Introduction
In consideration for the stock option grant awarded to me on February 26, 2008 by Wells Fargo & Company (“the Company”), I acknowledge that the nature of my employment with the Company permits me to have access to certain of its trade secrets and confidential and proprietary information and that such information is, and shall always remain, the sole property of the Company. Any unauthorized disclosure or use of this information would be wrongful and would cause the Company irreparable harm. Therefore, I agree as follows:
II. Trade Secrets And Confidential Information
During the course of my employment I have acquired knowledge of the Company’s Trade Secrets and other proprietary information relating to its business, business methods, personnel, and customers (collectively referenced as “Confidential Information”). “Trade Secrets” are defined as information, including but not limited to, a formula, pattern, compilation, program, device, method, technique, or process, that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Company’s Trade Secrets include, but are not limited to, the following:
•
the names, address, and contact information of the Company’s customers and prospective customers, as well any other personal or financial information relating to any customer or prospect, including, without limitation, account numbers, balances, portfolios, maturity dates, loans, policies, investment activities and objectives;

•
any information concerning the Company’s operations, including without limitation, information related to its methods, services, pricing, finances, practices, strategies, business plans, agreements, decision-making, systems, technology, policies, procedures, marketing, sales, techniques and processes;

•	any other proprietary and/or confidential information relating to the Company’s customers, employees, products, services, sales, technologies, or business affairs.
I understand that Records of the Company also constitute Confidential Information and that my obligation to maintain the confidentiality thereof continues at all times during and after my employment. “Records” include, but are not limited to, original, duplicated, computerized, memorized, handwritten or any other form of information, whether contained in materials provided to me by the Company, or by any institution acquired by the Company, or compiled by me in any form or manner including information in documents or electronic devices, such as software, flowcharts, graphs, spreadsheets, resource manuals, videotapes, calendars, day timers, planners, rolodexes, or telephone directories maintained in personal computers, laptop computers, personal digital assistants or any other device. These records do not become any less confidential or proprietary to the Company because I may commit some of them to memory or because I may otherwise maintain them outside of the Company’s offices.
I agree that Confidential Information of the Company is to be used by me solely and exclusively for the purpose of conducting business on behalf of the Company. I am expected to keep such Confidential Information confidential and not to divulge or disclose this information except for that purpose. Upon my retirement, I agree to immediately return to the Company all Records and Confidential Information, including information maintained by me in my office, personal electronic devices, and/or at home.
III. Non-Solicitation Of Company’s Customers And Employees
I agree that for the period beginning on my retirement date with Company through February 26, 2011 (“the Non-Solicitation Period”), I will not interfere with the Company’s business by directly or indirectly soliciting an employee to leave the Company’s employ, by inducing a consultant to sever the consultant’s relationship with Company, or by directly or indirectly soliciting business from any of the Company’s clients, customers, or prospective customers whose identity became known to me during my employment with the Company. This limitation is not intended to limit the Company’s right to prevent misappropriation of its Confidential Information beyond the Non-Solicitation Period.
IV. Partial Invalidity
If any provision of this Agreement is held to be unenforceable by a court of competent jurisdiction, such provision shall be enforced to the greatest extent permitted and the remainder of this Agreement shall remain in full force and effect.
V. Choice Of Law/Integration/Survival
This Agreement and any dispute, controversy or claim which arises under or relates in any way to it shall be governed by the law of the state where the incident(s) giving rise to the dispute or claim arose. This Agreement supersedes any prior written or verbal agreements pertaining to the subject matter herein, and is intended to be a final expression of our Agreement with respect only to the terms contained herein. There may be no modification of this Agreement except in writing signed by me and an executive officer of the Company. This Agreement: shall survive my employment by the Company; inure to the benefit of successors and assigns of the Company, and is binding upon my heirs and legal representatives.
Acknowledgment
I acknowledge that I have read, understand, and received a copy of this Agreement and will abide by its terms.

/s/ Richard M. Kovacevich	February 28, 2008
Richard M. Kovacevich	Date
Form of Non-Qualified Stock Option Agreement for Executive Officers for Grants on and after November 27, 2007
WELLS FARGO & COMPANY LONG-TERM INCENTIVE COMPENSATION PLAN
FORM OF NON-QUALIFIED STOCK OPTION AGREEMENT FOR [GRANT DATE] GRANTS

Grant Date:	Expiration Date:

Exercise Price:
1.     Grant of Option. Wells Fargo & Company (the “Company”) has granted to you an option (“Option”) to purchase shares (the “Shares”) of Wells Fargo & Company common stock (“Common Stock”) in the number set forth on the acknowledgement screen for your grant, accessible through Stock Options Management. The Option is granted subject in all respects to the terms of the Company’s Long-Term Incentive Compensation Plan (the “Plan”).
2.     Term, Vesting and Exercise of Option. The term of this Option commences on [grant date] and, except as provided in paragraph 3 below, ends on [ten years from grant date], provided you are continuously employed by the Company or an Affiliate (“Wells Fargo”). If your employment with Wells Fargo is terminated, the Option may be exercised only as described in paragraph 3 below.
Except as provided in paragraph 3 below, this Option becomes exercisable (“vests”) according to the following table provided it has not been terminated before such date in accordance with the provisions of this Option:

1/3	of Shares on	[first anniversary of grant date]
1/3	of Shares on	[second anniversary of grant date]
1/3	of Shares on	[third anniversary of grant date]
To exercise all or part of the Option you must complete the exercise in a manner authorized by the Company and deliver payment as described herein of the exercise price and all applicable withholding taxes. You must pay the exercise price on the day you exercise the Option (a) in cash, (b) in whole shares of Common Stock valued at their Fair Market Value, or (c) by delivering irrevocable instructions to a broker to promptly deliver to the Company the amount of the exercise price and all applicable withholding taxes (a “cashless exercise”), unless you are an executive officer of the Company and such cashless exercise is prohibited by the Sarbanes-Oxley Act of 2002. If Stock is used to pay the exercise price (“swap transaction”), the Stock used (i) must have been owned by you for at least six months prior to the date of exercise or purchased by you in the open market; and (ii) must not have been used in a stock-for-stock swap transaction within the preceding six months. You shall not have any rights as a stockholder with respect to the Shares of Common Stock subject to the Option until you have exercised the Option for such Shares.
3.     Retirement, Disability, Death or Other Termination of Employment. If your termination of employment is due to Retirement, your Option will immediately vest and become exercisable until the expiration date or until one year after your date of death, whichever occurs first. If you become permanently disabled while you are employed by Wells Fargo, then your entire Option is immediately vested and exercisable and will remain exercisable until one year after your date of death or until the Option expires, whichever occurs first. If you die while you are employed by Wells Fargo, the entire Option is immediately vested and exercisable, and your Beneficiary as determined in accordance with the Plan may exercise the Option until one year after the date of your death or until the Option expires, whichever occurs first.
If you leave Wells Fargo’s employment for any reason other than death, permanent disability, Retirement, or discharge for cause, you may exercise that part of the Option which was exercisable on the date of termination at any time within three (3) months after the date of termination or until the expiration date of the Option, whichever occurs first. If you are discharged for cause, the Option will expire upon receipt by you of oral or written notice of termination.
4.     Compliance and Withholding Taxes. The issuance of Shares upon the exercise of the Option shall be subject to compliance by the Company and you with all applicable requirements of law relating thereto, including withholding tax obligations, and with all applicable regulations of any stock exchange on which the Common Stock may be listed at the time of such issuance. You agree to satisfy all withholding tax obligations applicable to the acquisition of Shares under the Option or the disposition of such Shares that the Company deems necessary. Income taxes are computed based on the difference between the Fair Market Value of the Shares acquired as of the date of exercise and the exercise price for those Shares. Taxes may be paid either in cash or, if you elect, by having the Company withhold from the Shares to be issued a number of Shares (valued at their Fair Market Value as of the date of exercise) necessary to satisfy the taxes. The Company is not obligated to exercise the Option and/or deliver the Shares until all payment obligations are met.
5.     Nontransferability of Option. Unless the Committee provides otherwise, (i) no rights under the Option will be assignable or transferable, and neither you nor your Beneficiary will have any power to anticipate, alienate, dispose of, pledge or encumber any rights under the Option, and (ii) the rights and the benefits of the Option may be exercised and received during your lifetime only by you or your legal representative.
6.     No Agreement for Wells Fargo to Continue Your Employment. Nothing in this Agreement gives you any right to continued employment and Wells Fargo may terminate you at any time for any reason.
7.     General Restrictions. The Company may delay the exercise of the Option if it determines that (a) the Shares subject to the Option should be listed, registered or qualified on any securities exchange or under any law, or (b) the consent of a regulatory body is desirable.
8.     Additional Provisions and Interpretation of this Agreement. This Agreement is subject to the provisions of the Plan. Capitalized terms not defined in this Agreement are used as defined in the Plan. If the Plan and this Agreement are inconsistent, provisions of the Plan will govern. Interpretations of the Plan and this Agreement by the Committee are binding on you and the Company.